Exhibit 99.1

FOR IMMEDIATE RELEASE

PLAINS ALL AMERICAN PIPELINE COMPLETES

TWO-FOR-ONE UNIT SPLIT

HOUSTON, TEXAS – October 1, 2012 – Plains All American Pipeline, L.P. (NYSE: PAA) today announced that it has completed its previously announced two-for-one split of the Partnership’s common units.

The two-for-one split was effected by a distribution of one additional common unit for each common unit outstanding and held by unitholders of record at the close of business on September 17, 2012. The Partnership’s common units will trade on a post-split basis on the New York Stock Exchange beginning at the opening of trading on October 2, 2012. Based on the number of units outstanding today, the Partnership will have approximately 331.7 million units outstanding as a result of the two-for-one unit split.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids. Through its general partner interest and majority equity ownership position in PAA Natural Gas Storage, L.P. (NYSE:PNG), PAA owns and operates natural gas storage facilities. PAA is headquartered in Houston, Texas.

Contact:	Roy I. Lamoreaux
Director, Investor Relations
713/646-4222 – 800/564-3036

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